Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Dahlia Bailey (415) 896-5862	Steve DiMattia, (646) 201-5445
Doug Sherk, (415) 896-6820	Chris Gale, (646) 201-5431

PHARSIGHT ACHIEVES 8% REVENUE GROWTH FOR FIRST QUARTER

Reporting and Analysis Services Business Unit Grows 278% Over Prior Year

Company Reiterates Fiscal 2009 Guidance

MOUNTAIN VIEW, Calif., July 24, 2008 – Pharsight Corporation (NASDAQ: PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its first fiscal quarter 2009, ended June 30, 2008. Revenue for the fiscal first quarter was $6.6 million, an 8% increase compared with revenue of $6.1 million in the first quarter of fiscal 2008.

“Based on the progress we’ve made during the past year, we entered fiscal 2009 excited about our growth opportunities,” said Shawn O’Connor, chairman and chief executive officer. “During the first quarter we continued to lay the foundation necessary to achieve long-term goals for profitable revenue growth. We further strengthened our executive management team with the appointment of John E. Murphy, DrPH, a health-care industry veteran with extensive experience leading service and technology companies focused on pharmaceutical development, to head our consulting services units. We subsequently broadened our Reporting and Analysis Services (RAS) offerings to include preclinical, biostatistics, and data management and added two new management positions to lead these divisions. Additionally, we expanded our software and services offerings with the launch of PK Accelerator, a bundled software package coupled with a rapid deployment service, targeted at small to mid-sized organizations. Overall, the first quarter was a very busy one in further building the foundation for the Company’s future growth.”

“Based on our full-year expectations, we maintain our annual guidance,” Mr. O’Connor continued. “During the first quarter, revenue from our consulting services business units, which includes the Strategic Consulting Services (SCS) and RAS business units, grew 21% compared with the first quarter of fiscal 2008. We were very pleased with the growth in RAS this quarter of 278% compared with the prior fiscal year, which was achieved before we broadened the services offerings in this business unit. SCS revenue this quarter decreased by 4% compared with the prior fiscal year primarily due to milestones that were not completed as expected during the quarter. Revenue from our software business unit was even compared to the prior year and reflects the delay of two enterprise product transactions that we now expect to close in the second quarter. With the increase in our operating costs to support our continued revenue growth aspirations, our quarterly results for profitability were also below our full-year expectations. As we execute to our business model, we remain confident that we are on track to achieve our annual guidance.”

First Quarter Recent Highlights

Pharsight continued to make featured presentations at key industry meetings including the Controlled Release Society Conference, the Bioequivalence and Bioavailability Strategy Conference, the AAPS National Biotechnology Conference, and the PAGE Annual Meeting. Recent highlights in the company’s consulting services and software business units include:

Consulting Services

•	John E. Murphy, DrPH appointed senior vice president of consulting services.

RAS

•	Achieved 278% revenue growth in the first quarter of fiscal 2009 compared with the first quarter of fiscal 2008.

•	Broadened services offerings to include Preclinical, Biostatistics and Data Management

•	Mark L.J. Reimer, Ph.D., appointed senior director, operations and preclinical development.

•	Jean-Sébastien Brunet, M.S., appointed senior associate, statistics and data management.

•	Signed 20 new consulting agreements, including those with seven new customers.

SCS

•	Signed 20 new consulting agreements, including those with two new customers, Engel & Novitt and Eurand Pharmaceuticals.

Software

•	Launched PK Accelerator, a bundled software coupled with a rapid deployment service, targeted at small to mid-sized organizations.

Additional Financial Results

Gross margin in the first quarter of fiscal 2009 was 68% compared with gross margin for the first quarter of fiscal 2008 of 62%. Gross margin for the first quarter of fiscal 2009 includes accrued credits for eligible expenses incurred in Montreal, Canada, for the RAS business unit. Operating expenses were higher during the quarter compared to the same period of fiscal 2008. The increase in operating expenses reflects an increase in operational costs to support revenue growth expectations.

GAAP net loss for the first quarter of fiscal 2009 was $409,000, compared with $383,000 for the first quarter of fiscal 2008. Excluding the effects of non-cash stock-based compensation expense, non-GAAP net loss for the first quarter of fiscal 2009 was $20,000 compared with $151,000 for the same quarter in fiscal 2008.

The Company’s GAAP net loss attributable to common stockholders for the first quarter of fiscal 2009 was $409,000, or $0.04 per basic and diluted share, compared with $7.5 million, or $1.11, for the same quarter in fiscal 2008. The Company’s non-GAAP net loss attributable to common stockholders for the first quarter of fiscal 2009 was $20,000, or $0.00 per basic and diluted share, compared with $309,000, or $0.05, for the same quarter in fiscal 2008. The Company’s non-GAAP net loss attributable to common stockholders excludes the effects of the following non-cash items: the change in the fair value of the conversion feature of the Company’s redeemable preferred stock and stock-based compensation expense.

A reconciliation of GAAP to non-GAAP financial measures is included in the tables attached to this press release and on Pharsight’s website under the investor relations section.

Cash & Liquidity

Pharsight exited the first fiscal quarter with cash, cash equivalents and short-term investments of $16.0 million compared with $17.1 million at the end of fiscal 2008 and $12.7 million at June 30, 2007. As expected, cash equivalents and short-term investments decreased in the first quarter of the fiscal year primarily due to the timing of certain payments in the quarter for annual expenses.

Fiscal 2009 Guidance

The Company is reiterating the following guidance for fiscal 2009:

•	Annual revenue growth of approximately 13% to 18% compared with fiscal 2008, or approximately $32 million to $33.5 million.

•	Gross margin of approximately 64% to 66% of revenue, depending on the revenue mix between software, software services and consulting services.

•	GAAP net income of approximately 7% to 9% of revenue with GAAP fully diluted EPS of approximately $0.21 to $0.29.

•

Non-GAAP net income, excluding non-cash expenses associated with stock-based compensation expense, of approximately 11% to 13% of revenue with non-GAAP fully diluted EPS of approximately $0.34 to $0.41.

•	Positive annual net cash flow.

While Pharsight expects that over the long-term revenues will increase in response to customer demand, revenue in individual quarters may fluctuate in the future for its software business based upon timing of completion of large software installations. In addition, quarterly revenue and gross margin may also be impacted by the Company’s consulting businesses based upon timing of completion of milestones for fixed fee contracts and related revenue recognition for these activities.

Conference Call

Pharsight management will host a conference call and webcast on Friday, July 25, 2008 at 10:00 a.m. Pacific Time to discuss the Company’s fiscal first quarter results and current corporate developments. The dial-in number for the conference call is 800-218-4007 for domestic participants and 303-262-2137 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers, using passcode 11117194# and 303-590-3000 for international callers, using passcode 11117194#. An archived webcast will also be available at www.pharsight.com.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. The company’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Use of Non-GAAP Financial Measures

Pharsight has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP net loss and net loss attributable to common stockholders and earnings per basic and diluted share loss, and non-GAAP net income and diluted earnings per share guidance for fiscal 2009. Pharsight uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Pharsight’s ongoing business performance and comparison to prior periods. Pharsight believes the use of these non-GAAP financial measures provides an additional tool for investors to use in comparing its financial measures with other companies in Pharsight’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude the effects of non-cash stock-based compensation expense and/or the non-cash accounting charge associated with the preferred stock conversion in the first quarter of fiscal 2009. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed below.

Safe Harbor

This press release includes forward-looking statements, including statements regarding the timing of transactions, revenue growth, the demand and market for our products and services, other growth strategies and opportunities, and our expectations for revenue and revenue growth, gross margin, operating margin, net income, diluted earnings per share and annual cash flow for the fiscal year ending March 31, 2009. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services; changes in Pharsight’s operating strategies, pricing models or research and development focus; the failure to develop new products and services or to keep pace with technological changes; the failure of the market for Pharsight’s products and services to develop as expected; the failure to generate additional sales from existing customers or to generate sales to new customers; the failure to meet customers’ expectations; uncertainties involved in pharmaceutical drug development; and changes in government regulation of the pharmaceutical industry. Further information on potential factors that could affect actual results is included in Pharsight’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 30, 2008. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, PK Accelerator, WinNonlin and, WinNonlin AutoPilot, are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2008	2007
Revenues:
License	$1,099	$1,211
Renewal	1,915	1,686
Maintenance	391	290
Services	3,145	2,863

Total revenues	6,550	6,050
Cost of revenues:
License, renewal and maintenance	79	65
Services	1,990	2,238

Total Cost of revenues	2,069	2,303

Gross profit	4,481	3,747
Operating expenses:
Research and development	1,329	1,190
Sales and marketing	2,017	1,589
General and administrative	1,772	1,446

Total operating expenses	5,118	4,225

Income (loss) from operations	(637)	(478)
Other income (expense), net	96	105

Income (loss) before income taxes	(541)	(373)
Benefit from (provision for) income taxes	132	(10)

Net income (loss)	(409)	(383)
Preferred stock dividend	—	(158)
Deemed dividends to preferred stockholders	—	(6,993)

Net income (loss) attributable to common stockholders	$(409)	$(7,534)

Earnings (loss) per share attributable to common stockholders:
Basic	$(0.04)	$(1.11)

Diluted	$(0.04)	$(1.11)

Shares used to compute earnings (loss) per share attributable to common stockholders:
Basic	9,447	6,798

Diluted	9,447	6,798

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and investments	$16,028	$17,099
Accounts receivable, net	2,860	4,664
Prepaids and other current assets	614	541

Total current assets	19,502	22,304
Property and equipment, net	1,496	1,581
Other assets	64	52

Total assets	$21,062	$23,937

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$950	$930
Accrued expenses	2,272	4,006
Deferred revenue	7,742	8,899

Total current liabilities	10,964	13,835
Deferred revenue, long term portion	184	156
Other long term liabilities	86	105
Stockholders’ equity	9,828	9,841

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$21,062	$23,937

PHARSIGHT CORPORATION

RECONCILIATION OF GAAP TO NON GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Net loss - Non GAAP

	Three Months Ended June 30,
	2008	2007
Net loss - GAAP	$(409)	$(383)
Stock based compensation expenses	389	232

Net loss - Non GAAP	$(20)	$(151)

Net earnings per share - Non GAAP

	Three Months Ended June 30,
	2008	2007
Net loss attributable to common stockholders - GAAP	$(409)	$(7,534)
Stock based compensation expenses	389	232
Deemed dividend from stock conversion	—	6,993

Net loss attributable to common stockholders - Non GAAP	$(20)	$(309)

Earnings (loss) per share attributable to common stockholders:
Basic	$0.00	$(0.05)

Diluted	$0.00	$(0.05)

Shares used to compute earnings (loss) per share attributable to common stockholders:
Basic	9,447	6,798

Diluted	9,447	6,798